As Filed with the Securities and Exchange Commission on January 25, 2006

Registration No. 333-127498

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	1311	38-3324634
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1331 Lamar Street; Suite 1080

Houston, Texas 77010

(713) 739-1800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Russell Porter

Chief Executive Officer and President

1331 Lamar Street; Suite 1080

Houston, Texas 77010

(713) 739-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

T. Mark Kelly

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2300

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. ☒    333-127498

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Gastar Exploration Ltd. is filing this post-effective amendment to the registration statement on Form S-1 (File No. 333-127498), as amended (the “Registration Statement”), pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended, which is being filed solely to add a new Exhibit 23.7 to Item 16(a) of Part II of the Registration Statement. This registration statement does not modify any provision of the Prospectus constituting Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

Number	Description

23.7	Revised Consent of BDO Dunwoody LLP.

24.1	Powers of Attorney (included on signature page of initial filing of Registration Statement on Form S-1 (File No. 333-127498).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 25, 2006.

Gastar Exploration Ltd.

By:	/s/ J. Russell Porter
Name: Title:	J. Russell Porter Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Russell Porter J. Russell Porter	Chief Executive Officer, President, Chief Operating Officer and Director (Principal Executive Officer)	January 25, 2006

* Michael A. Gerlich	Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 25, 2006

* Thomas E. Robinson	Chairman of the Board of Directors	January 25, 2006

* Richard Kapuscinski	Director	January 25, 2006

* Matthew J. P. Heysel.	Director	January 25, 2006

* Thomas Crow	Director	January 25, 2006

* Abby Badwi	Director	January 25, 2006

*By:	/s/ J. Russell Porter
J. Russell Porter As Attorney-in-Fact

EXHIBIT INDEX

Number	Description

23.7	Revised Consent of BDO Dunwoody LLP.

24.1	Powers of Attorney (included on signature page of initial filing of Registration Statement on Form S-1 (File No. 333-127498).